Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement and related Prospectus of ChromaDex Corporation on Form S-3 of our report dated March 7, 2019, with respect to our audits of the consolidated financial statements of ChromaDex Corporation as of December 31, 2018 and December 30, 2017 and for the years ended December 31, 2018 and December 30, 2017 and our report dated March 7, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of ChromaDex Corporation as of December 31, 2018 appearing in the Annual Report on Form 10-K of ChromaDex Corporation for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
September 12, 2019